Exhibit 10.9

Ontogeny Capital L T D Management Consultancies LLC

DED:949456

Property Investment Office 4, Office F1-428

Dubai Investment Park First

Dubai, United Arab Emirates

JANUARY 13th, 2025

MSM FRONTIER CAPITAL ACQUISITION CORP.

c/o Mourant Governance Services (Cayman) Limited

94 Solaris Avenue

Camana Bay

P.O. Box 1348

Grand Cayman KY1-1108

Cayman Islands

Attention:

Muazzam Sharu Mairawani, Chairman

Tope Adedara, CEO

RE:	Management Consulting & Corporate Advisory Services Engagement Letter

Dear Mr. Muazzam Sharu Mairawani and Tope Adedara,

This letter (the “Engagement Letter” and “Agreement”) will confirm our understanding that Mr. Muazzam Sharu Mairawani, Chairman and Mr. Tope Adedara, CEO (the “Sponsor”) has engaged Ontogeny Capital L T D Management Consultancies, LLC (“OC” or “Advisor”) as advisor for MSM Frontier Capital Acquisition Corp. (“SPAC Company”) in the capacity of Corporate Advisory & Management Services Advisor to the IPO for USD ($) 225 Mn with potential green shoe (over- allotment) option of 15% above the size of the IPO of USD ($) 225 Mn and to coordinate with the Underwriter, SPAC Legal Counsel, Auditor, Bookkeeper, Printer, Trustee, and D&O Insurance Broker for investment for a proposed Public Offering of Units of MSM Frontier Capital Acquisition Corp. (SPAC Company), and other matters incidental thereto (collectively, the “Transaction”).

This engagement shall be exclusive with respect to the Transaction for supporting and providing management consultancy and corporate advisory to the SPAC Sponsor risk capital of not exceeding an amount of USD ($) 9.50 Mn (“Sponsor Contribution”). OC shall advise the Sponsor on the specific terms and conditions of the Transaction which shall be determined by good faith negotiations on a best effort basis between the Sponsor, the SPAC Company and its shareholders (if applicable) and the Sponsor. SPAC Company, MSM Frontier Capital Acquisition Corp., with references herein to the “SPAC Company” shall be deemed to include any entity that the Sponsor may form or utilize to affect any Transaction contemplated hereby.

ONTOGENY CAPITAL LTD MANAGEMENT CONSULTANCIES LLC

DED: 949456

Property Investment Office 4 - Office F1-428 Dubai Investment Park First - Dubai, United Arab Emirates

Section 1. Scope of Engagement and Services. In connection with this engagement, OC shall, as appropriate provide management consulting and corporate advisory services with the following scope:

●	Advising, supporting on a best effort basis and providing management consultancy and corporate advisory to the SPAC Sponsor risk capital of not exceeding an amount of USD ($) 9.50 Mn (“Sponsor Contribution”) which will be required prior to the filing of the ‘live’ Registration Form F-1 before the SEC (Security Exchange Commission) or prior to the road show for MSM Frontier Capital Acquisition Corp.

●	Advising and refining business plan and objectives of the SPAC Company.

●	Advising the SPAC Company and supporting the SPAC Company in the collation of information and documents.

●	Assisting in market research and data collection in relation to the business of the SPAC company .

●	Undertaking reports and providing research outcomes in relation to the business plan of the SPAC Company.

●	Preparation of presentations, reading material and supporting documents as may be commissioned by the SPAC Company from time to time.

●	Advising and supporting the SPAC Company in the preparation and finalisation of the financial statements of the SPAC Company.

●	Accompanying the SPAC Company and its officers for meetings as their M&A / Business Combination Advisor for the proposed transaction(s);

●	Supporting the SPAC Company in completing the IPO by way of provision of all the above activities or such other activity as may be agreed with the SPAC Company.

●	Assisting and supporting in the appointment of the advisors at various times for the business of the SPAC Company including for the IPO.

●	It is clarified and expressly agreed that the SPAC Company will appoint an exclusive FINRA registered broker/dealer (Underwriter) for the raise of capital in the IPO in the capacity as a lead arranger and underwriter to the IPO, therefore, it is confirmed that the services of OC shall not be required for and not include any activity of either raising money or soliciting institutional investment for the SPAC Company when it is private, for the IPO or upon completion of the IPO.

●	OC confirms that OC shall not directly or indirectly raise capital or solicit or seek investment from any person or third party seeking institutional capital in the IPO.

●	It is confirmed that the above FINRA registered broker / dealer (Underwriter) shall be solely and exclusively responsible for the raise of the institutional capital for the SPAC Company being registered and regulated by the FINRA and SEC.

●	The services of OC shall not extend to and include investment advice and financial consultancy and neither will the SPAC Company request the same from OC.

●	Supporting, assisting and advising the SPAC Company to engage required advisors, attorneys, bookkeeping support, regulatory and compliance service providers in all jurisdictions.

●	Reviewing and assisting the board in reviewing the key financial parameters of the Target/s and support the analysis with reports, findings and recommendations to the Chief Executive Officer / Executive Director of the Board of the SPAC Company as directed.

ONTOGENY CAPITAL LTD MANAGEMENT CONSULTANCIES LLC

DED: 949456

Property Investment Office 4 - Office F1-428 Dubai Investment Park First - Dubai, United Arab Emirates

Section 2. Compensation.

(a)	Advisory Fee

OC shall be paid an advisory fee of USO ($) 3,518,750.00 (United States of America Oollars Three Million Five Hundred Eighteen Thousand Seven Hundred Fifty dollars) for a SPAC size of USO ($) 225,000,000.00 (United States of America Oollars Two Hundred Twenty-Five Million dollars) in the IPO or an enhanced total fees of USO ($) 3,982,813.00 (United States of America Oollars Three Million Nine Hundred Eighty-Two Thousand Eight Hundred Thirteen dollars) if the green shoe (Over-allotment) of 15% (fifteen percent) has been exercised in the IPO process where the total raised IPO of the SPAC Company is USO ($) 258,750,000.00 (United States of America Oollars Two Hundred Fifty-Eight Million Seven Hundred Fifty Thousand dollars). The payables due to OC are stated as per the following table below:

Sl. No.	Stages of Payment	Amount USO ($)
A.	At time of signing of this Engagement Letter.	225,000.00
B.	At time of confidential filing of F-1 / S-1	200,000.00
C.	Upon the completion of the IPO by the SPAC Company, MSM Frontier Capital Acquisition Corp.	3,093,750.00
	Total (A+B+C)	3,518,750.00
O.	In the event green shoe (over-allotment) of 15% (Fifteen Percent) is exercised and the size of the IPO by the SPAC Company, MSM Frontier Capital Acquisition Corp., is $258,750,000.00 then OC shall be entitled to an enhanced fee payable at the completion of the IPO.	464,063.00
	Total (A+B+C+O)	3,982,813.00

(b)	Business Combination Advisory Fee

Additionally, upon consummation of the Transaction as a business combination as contemplated under the SPAC Company as stated in the SPAC Company’s registration statement F-1 filed with the regulator SEC (Securities Exchange Commission), it is also undertaken that OC will continue to provide management consultancy and corporate services together with support for evaluation of targets towards completing a business combination including to support and assist the management of the SPAC Company for the proxy, F-4, to be filed with SEC, conducting the shareholder meetings, organizing the vote and to provide all assistance required for the closing of the business combination by the SPAC Company.

In consideration of and for the provision of services from the time of the completion of IPO of the SPAC Company until the end of the business combination by the SPAC Company, Mr. Muazzam Sharu Mairawani and Mr. Tope Adedara as authorized signatories on behalf of the SPAC Company undertakes that an amount of USO ($) 3,881,250.00 (United States Oollars One million eight hundred sixty eight thousand seven hundred fifty only) shall be payable by the SPAC Company, MSM Frontier Capital Acquisition Corp., to OC as management consultancy and corporate advisory services fee. The fee due to OC by the SPAC Company is only due upon completion of the business combination and payable within seven (7) working days of the completion of the business combination by the SPAC Company. However, if such transaction occurs through multiple closings, then pro rata portion of such fees shall be paid upon each closing. All payments to OC shall be made to the person or the entity named by OC in writing or by an email or an invoice as issued for and on behalf of OC. The settlement of an invoice issued by OC shall be deemed completed upon payment of the amount to the person or entity named under the invoice issued by OC pursuant to this Engagement Letter.

ONTOGENY CAPITAL LTD MANAGEMENT CONSULTANCIES LLC

DED: 949456

Property Investment Office 4 - Office F1-428 Dubai Investment Park First - Dubai, United Arab Emirates

Section 3. Expenses. The SPAC Company shall reimburse OC for all of its agreed- upon, actual and out-of-pocket expenses that are pre-approved in writing by SPAC Company including but not limited to reasonable and documented travel (First Class Only for OC Founder / Managing Oirector and Business Class only for other OC members), appropriate lodging and other incidental expenses, incurred in connection with the Transaction, whether or not the Transaction is completed, subject to presentation of appropriate documentation evidencing such out-of-pocket expenses. For the purpose of clarity, OC will not bear any legal, accounting, printing or other expenses in connection with the Transaction considered or consummated hereby and will only incur such expenses to the extent they are pre-approved in writing by the SPAC Company.

Section 4. OC’s and the Company’s Relationships with Others. It is acknowledged that OC and its affiliates are in the business of providing management consulting advisory and corporate advisory services to others and agreed that the provision of such services to other parties shall not constitute a breach hereof of any duty owed to the SPAC Company by virtue of this Agreement. Further, OC specifically is not receiving any finder’s Fee, commission or any other fee from any other person including from Underwriter in respect of the IPO at any time.

Section 5. Confidential Information. In connection with the rendering of services hereunder, OC has been or will be furnished with certain confidential information (verbally or by written means) of the SPAC Company, its affiliates including, but not limited to, business information, financial statements and information, cost and expense data, scientific data, intellectual property, trade secrets, business strategies, marketing and customer data, and such other information not generally available from public or published information sources. All such information (whether or not classified or identified as confidential) shall be deemed “Confidential Material” and shall be kept strictly confidential, used solely in connection with the provision of services contemplated hereby, and shall not be disclosed by OC, or its affiliates, directors, officers, employees and representatives without the prior written consent of SPAC Company. In the event OC is required by applicable law to disclose any of the Confidential Material to a regulatory or government authority, OC will deliver to the SPAC Company prompt notice of such requirement (by email, fax or overnight courier promptly following OC’s knowledge or determination of such requirement) prior to such disclosure so the SPAC Company may seek an appropriate protective order and/or waive compliance of this provision. If, in the absence of a protective order (because the SPAC Company elected to not seek such an order or it was denied by a court of competent jurisdiction) or receipt of written waiver, OC is nonetheless, in the written opinion of its counsel, compelled to disclose any Confidential Material, OC may do so by giving due consideration to any comments received from the Company in relation to such disclosure without liability hereunder.

Section 6. Public Announcements. OC may publicize OC’s role hereunder subject to an advanced approval in writing by the Sponsor of the SPAC, of such publication and to any applicable law, including the US securities regulations. SPAC Company, MSM Frontier Capital Acquisition Corp., further agrees to include reference to OC’s role in the Transaction in the press releases regarding the Transaction (the “Press Releases”). OC shall have the right to review the Press Releases prior to publication.

Section 7. Governing Law and Dispute Resolution. This Agreement shall be deemed to have been made and delivered in New York City and shall be governed as to validity, interpretation, construction, effect and in all other respects by the internal laws of the State of New York without regard to principles of conflicts of law thereof. Any and all disputes, controversies or claims arising out of or relating to this Agreement, or the breach, termination or invalidity thereof, shall be finally and exclusively resolved by arbitration in accordance with the rules as at present in force. The arbitration shall take place in New York City, the State of New York. The parties hereby submit themselves to the exclusive jurisdiction of the arbitration tribunal in the City of New York, the State of New York. To the extent permitted by law, the award of the arbitrators may include, without limitation, one or more of the following: a monetary award, a declaration of rights, an order of specific performance, an injunction, reformation of the contract. The decision of the arbitrators shall be final and binding upon the parties hereto, and judgment on the award may be entered in any court having jurisdiction over the subject matter thereof. Each party to the arbitration shall bear its own expenses of the arbitration (including without limitation reasonable fees and expenses of counsel, experts and consultants).

Signature page follows

ONTOGENY CAPITAL LTD MANAGEMENT CONSULTANCIES LLC

DED: 949456

Property Investment Office 4 - Office F1-428 Dubai Investment Park First - Dubai, United Arab Emirates

We are delighted to accept this engagement and look forward to working with you on this assignment. Please confirm that the foregoing is in accordance with your understanding by signing and returning to us one copy of this enclosed duplicate of this Engagement Letter.

Very truly yours,

Agreed to and accepted as of the date stated on this Agreement.

ONTOGENY CAPITAL L T D MANAGEMENT CONSULTANICES, LLC

By:	/s/ Rajbikram S Nayar
Rajbikram S Nayar – Managing Director

Agreed to and accepted as of the date stated on this Agreement.

MSM FRONTIER CAPITAL ACQUISITION CORP.

By:	/s/ Muazzam Sharu Mairawani
Muazzam Sharu Mairawani - Chairman

MSM FRONTIER CAPITAL ACQUISITION CORP.

By:	/s/ Tope Adedara
Tope Adedara – CEO

ONTOGENY CAPITAL LTD MANAGEMENT CONSULTANCIES LLC

DED: 949456

Property Investment Office 4 - Office F1-428 Dubai Investment Park First - Dubai, United Arab Emirates

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